Exhibit 99.1

FOR IMMEDIATE RELEASE: October 2, 2006

For more information, please contact:

Curtis L. Hage, Chairman and CEO

Darrel Posegate, President and CFO

Home Federal Bank

Sioux Falls, SD

Phone: 605-333-7556

Home Federal Bank Announces

Darrel Posegate as New President

Home Federal Bank, a subsidiary of HF Financial Corp., (NASDAQ: HFFC) announced today the appointment of Darrel L. Posegate as President and CFO of the Bank. Mr. Posegate joined Home Federal Bank in January of 2002 and has served as Executive Vice President and Chief Financial Officer. He has over 23 years of banking experience serving in strong community banks in South Dakota and Iowa. In addition to his new role as President, he will maintain his Chief Financial Officer position.

“I am very excited to be a part of this organization which has such strong integrity for taking care of their customers and providing leading edge financial products and services,” said Posegate.

Curtis L. Hage, will continue his role as Chairman and CEO of the Bank as well as Chairman, President and CEO for the holding company, HF Financial Corp. Mr. Hage comments, “I am very pleased to present Darrel Posegate as our new President. He brings a wealth of experience and passion for building our business to be the bank of choice in the markets we serve.”

About Home Federal Bank.

Home Federal Bank was founded in 1929 and operates 35 offices in 22 communities in South Dakota including one in Marshall, Minnesota. Home Federal is a wholly-owned subsidiary of HF Financial Corp., which is traded on the NASDAQ under the symbol “HFFC.” Combined with its parent company and subsidiaries, it employs over 325 people and as of June 30, 2006, the company had total assets of $961.3 million. The company is the largest publicly traded savings association headquartered in South Dakota. More information about the company may be found at www.HomeFederal.com.